Exhibit 99.1
Contact: Jennifer Rosa         (216) 429-5037
For release Wednesday, January 30, 2013
TFS Financial Corporation Announces First Fiscal Quarter Ended December 31, 2012 Financial Results
(Cleveland, OH - January 30, 2013) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months ended December 31, 2012.
The Company reported net income of $11.2 million for the quarter ended December 31, 2012, compared to net income of $8.5 million for the quarter ended December 31, 2011. The increase in net income for the quarter ended December 31, 2012 is largely the result of increases in net interest income and net gain on the sale of loans, partially offset by a higher provision for loan losses.
"We are pleased with the improvement in earnings this quarter.  Indicators point to a stronger housing market and a growing economy in our primary regions.  We will continue to offer competitive first and second mortgages and actively hire additional associates where needed,” said Chairman and CEO Marc A. Stefanski.  “We are even more encouraged by the termination of the Association's Memorandum of Understanding (MOU). We are actively working through the issues with our regulator at the holding company level in order to provide additional value to our stockholders through our long term three-prong approach to managing capital - growth, buybacks and dividends.”
“We are optimistic about 2013.  We continue to add new customers via our refinance products and are actively managing our funding costs so that we maintain our margin. We remain committed to our mission of helping people achieve the dream of homeownership while creating value for our communities, our customers, and our stockholders,” he further said
Lower interest rates on deposits and borrowed funds caused net interest income to increase $4.1 million, or 6%, to $68.4 million for the quarter ended December 31, 2012 from $64.3 million for the quarter ended December 31, 2011. Low interest rates continue to decrease the yield on interest-earning assets and to a greater extent, the rate paid on deposits and borrowed funds. As a result, the interest rate spread has improved from the prior year. The interest rate spread for the quarter ended December 31, 2012 was 2.24% compared to 2.07% last year. The net interest margin for the quarter ended December 31, 2012 was 2.47% compared to 2.40% last year.
The Company recorded a provision for loan losses of $18.0 million for the three months ended December 31, 2012 compared to $15.0 million for the three months ended December 31, 2011. The Company reported $13.3 million of net loan charge-offs for the three months ended December 31, 2012 compared to $75.1 million for the three months ended December 31, 2011. Of the $13.3 million of net charge-offs, $5.6 million occurred in the equity loans and lines of credit portfolio, $4.3 million occurred in the residential, non-Home Today portfolio and $3.4 million occurred in the Home Today portfolio. The Home Today portfolio, which has had minimal new originations since 2009, is an affordable housing program targeted toward low and moderate income home buyers, which totaled $201.6 million at December 31, 2012 and $208.3 million at September 30, 2012. Net charge-offs of $75.1 million for the quarter ended December 31, 2011 included the impact of charging off, during that quarter, the Specific Valuation Allowance (SVA), which was $55.5 million at September 30, 2011. The allowance for loan losses was $105.2 million, or 1.06% of total loans receivable, at December 31, 2012, compared to $100.5 million, or 0.97% of total loans receivable, at September 30, 2012.

Non-accrual loans decreased $2.9 million to $179.6 million, or 1.81% of total loans, at December 31, 2012 from $182.6 million, or 1.77% of total loans, at September 30, 2012. The $2.9 million decrease in non-accrual loans for the quarter ended December 31, 2012 consisted of a $3.8 million decrease in the residential, non-Home Today portfolio; a $0.1 million increase in the residential, Home Today portfolio; and a $0.8 million increase in the equity loans and lines of credit portfolio.
Total loan delinquencies decreased $11.3 million to $161.2 million, or 1.61% of total loans receivable, at December 31, 2012 from $172.5 million, or 1.66% of total loans receivable, at September 30, 2012.
Total troubled debt restructurings decreased $7.4 million at December 31, 2012, to $214.0 million from $221.4 million at September 30, 2012. Of the $214.0 million of troubled debt restructurings recorded at December 31, 2012, $79.1 million was in the Home Today portfolio, $114.8 million was in the residential, non-Home Today portfolio and $19.4 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $87.5 million at December 31, 2012 and $86.9 million at September 30, 2012.

Total assets decreased by $138.5 million, or 1%, to $11.38 billion at December 31, 2012 from $11.52 billion at September 30, 2012. This change was mainly the result of the total of loan sales and principal repayments exceeding new loan origination levels, partially offset by increases in cash and investment securities.
The combination of cash and cash equivalents and investment securities increased $54.7 million, or 8%, to $784.4 million at December 31, 2012 from $729.7 million at September 30, 2012, to maintain liquidity levels.
The combination of loans held for investment, net and mortgage loans held for sale decreased $184.0 million, or 2%, to $10.17 billion at December 31, 2012 from $10.35 billion at September 30, 2012. During the quarter ended December 31, 2012, loan sales of $77.2 million were completed, consisting of $18.9 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II) and $58.3 million of fixed rate non-agency whole loans. Net gain on the sale of these loans was $3.0 million. There were no loan sales during the quarter ended December 31, 2011. Residential non-Home Today mortgage loans, including those held for sale, decreased $93.9 million during the quarter ended December 31, 2012, while the equity loans and lines of credit portfolio decreased $77.1 million. First mortgage loan originations were $447.5 million for the quarter ended December 31, 2012, of which $236.8 million were adjustable rate mortgages, representing approximately 53% of all residential mortgage originations, compared to 58% for the same quarter last year. Adjustable rate mortgages originated under the Smart Rate ARM program since July, 2010 have helped to offset future interest rate risk exposure. Loans under the program have mainly either 15 or 30 year terms, with the initial interest rate fixed for either the first three or five years and adjusting annually thereafter, subject to various caps. Most loans originated under the program have 30 year terms with interest rates fixed for five years. The total principal balance of all adjustable rate first mortgage loans was $3.04 billion, or 37% of all first mortgage residential loans, at December 31, 2012. We continue to originate additional HARP II eligible loans for sale and to evaluate potential non-agency, whole loan sales of a pool of our high credit quality, first mortgage loans held for sale, which together, had a balance of $324.3 million at December 31, 2012.
Deposits decreased $176.9 million, or 2%, to $8.80 billion at December 31, 2012 from $8.98 billion at September 30, 2012. The decrease in deposits was the result of a $31.7 million increase in our savings accounts, a $36.3 million increase in our checking accounts, and a $244.4 million decrease in our certificates of deposit ("CD") for the quarter ended December 31, 2012. To manage our cost of funds, maturing, higher rate CDs were replaced by other lower rate savings products or borrowed funds from the FHLB, as needed.
Borrowed funds decreased $20.2 million, to $468.0 million at December 31, 2012 from $488.2 million at September 30, 2012. This decrease reflects lower overnight advances from the FHLB as a combination of loan sales and reduced loan growth led to decreased cash demands during the quarter.
Accrued expenses and other liabilities increased $44.3 million, or 96%, to $90.6 million at December 31, 2012 from $46.3 million at September 30, 2012. This change primarily reflects the in-transit status of $44.9 million of real estate tax payments that have been collected from borrowers and are being remitted to various taxing agencies.

Total shareholders' equity increased $13.2 million, or 1%, to $1.82 billion at December 31, 2012 from $1.81 billion at September 30, 2012. Activity reflects $11.2 million of net income in the current fiscal year combined with adjustments related to our stock compensation plan and ESOP.
At December 31, 2012, the Association was "well capitalized" for regulatory capital purposes, as its tier 1 risk based capital ratio was 21.54% and its total risk-based capital was 22.79%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.
The Company will host a conference call to discuss its operating results for the quarter ended December 31, 2012 at 10:00 a.m. (ET) on January 31, 2013. The toll-free dial-in number is 866-952-1908, Conference ID TFSLQ113. A telephone replay will be available beginning at 2:00 p.m. (ET) on January 31, 2013 by dialing 800-677-6124. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning February 1, 2013. The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company's website.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will continue to impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the continuing impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Federal government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2012	September 30, 2012
ASSETS
Cash and due from banks	$46,795	$38,914
Other interest-earning cash equivalents	286,759	269,348
Cash and cash equivalents	333,554	308,262
Investment securities:
Available for sale (amortized cost $447,959 and $417,416, respectively)	450,880	421,430
Mortgage loans held for sale, at lower of cost or market ($3,107 measured at fair value, September 30, 2012)	324,322	124,528
Loans held for investment, net:
Mortgage loans	9,960,370	10,339,402
Other loans	4,173	4,612
Deferred loan fees, net	(18,128)	(18,561)
Allowance for loan losses	(105,201)	(100,464)
Loans, net	9,841,214	10,224,989
Mortgage loan servicing assets, net	17,787	19,613
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	18,605	19,647
Premises, equipment, and software, net	60,915	61,150
Accrued interest receivable	33,360	34,887
Bank owned life insurance contracts	178,882	177,279
Other assets	84,489	90,720
TOTAL ASSETS	$11,379,628	$11,518,125
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,804,495	$8,981,419
Borrowed funds	468,000	488,191
Borrowers’ advances for insurance and taxes	67,422	67,864
Principal, interest, and related escrow owed on loans serviced	129,036	127,539
Accrued expenses and other liabilities	90,631	46,262
Total liabilities	9,559,584	9,711,275
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 309,035,125 and 309,009,393 outstanding at December 31, 2012 and September 30, 2012, respectively	3,323	3,323
Paid-in capital	1,693,240	1,691,884
Treasury stock, at cost; 23,283,625 and 23,309,357 shares at December 31, 2012 and September 30, 2012, respectively	(280,622)	(280,937)
Unallocated ESOP shares	(73,668)	(74,751)
Retained earnings—substantially restricted	484,307	473,247
Accumulated other comprehensive loss	(6,536)	(5,916)
Total shareholders’ equity	1,820,044	1,806,850
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,379,628	$11,518,125

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2012	2011
INTEREST INCOME:
Loans, including fees	$98,689	$103,207
Investment securities available for sale	1,113	37
Investment securities held to maturity	—	1,734
Other interest and dividend earning assets	586	557
Total interest and dividend income	100,388	105,535
INTEREST EXPENSE:
Deposits	31,135	40,706
Borrowed funds	837	574
Total interest expense	31,972	41,280
NET INTEREST INCOME	68,416	64,255
PROVISION FOR LOAN LOSSES	18,000	15,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	50,416	49,255
NON-INTEREST INCOME
Fees and service charges, net of amortization	2,303	2,813
Net gain on the sale of loans	3,022	—
Increase in and death benefits from bank owned life insurance contracts	1,605	1,612
Other	1,317	1,284
Total non-interest income	8,247	5,709
NON-INTEREST EXPENSE
Salaries and employee benefits	20,603	20,385
Marketing services	3,125	2,377
Office property, equipment and software	5,021	4,998
Federal insurance premium and assessments	3,714	3,877
State franchise tax	1,663	989
Real estate owned expense, net	1,165	2,335
Appraisal and other loan review expense	683	990
Other operating expenses	6,560	6,528
Total non-interest expense	42,534	42,479
INCOME BEFORE INCOME TAXES	16,129	12,485
INCOME TAX EXPENSE	4,976	4,026
NET INCOME	$11,153	$8,459

Earnings per share—basic and diluted	$0.04	$0.03
Weighted average shares outstanding
Basic	301,576,327	301,044,732
Diluted	302,244,741	301,416,252

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2012				Three Months Ended December 31, 2011
	Average Balance	Interest Income/ Expense		Yield/ Cost	Average Balance	Interest Income/ Expense		Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$231,792	$161		0.28%	$291,160	$198		0.27%
Investment securities	9,701	9		0.37%	10,549	10		0.38%
Mortgage-backed securities	427,186	1,104		1.03%	373,266	1,761		1.89%
Loans	10,388,657	98,689		3.80%	10,004,169	103,207		4.13%
Federal Home Loan Bank stock	35,620	425		4.77%	35,620	359		4.03%
Total interest-earning assets	11,092,956	100,388		3.62%	10,714,764	105,535		3.94%
Noninterest-earning assets	283,771				249,629
Total assets	$11,376,727				$10,964,393
Interest-bearing liabilities:
NOW accounts	$1,009,467	$705		0.28%	$970,870	$707		0.29%
Savings accounts	1,793,360	1,682		0.38%	1,714,789	2,154		0.50%
Certificates of deposit	6,056,119	28,748		1.90%	5,989,928	37,845		2.53%
Borrowed funds	417,743	837		0.80%	159,874	574		1.44%
Total interest-bearing liabilities	9,276,689	31,972		1.38%	8,835,461	41,280		1.87%
Noninterest-bearing liabilities	287,183				343,729
Total liabilities	9,563,872				9,179,190
Stockholders’ equity	1,812,855				1,785,203
Total liabilities and stockholders’ equity	$11,376,727				$10,964,393
Net interest income		$68,416				$64,255
Interest rate spread (2)				2.24%				2.07%
Net interest-earning assets (3)	$1,816,267				$1,879,303
Net interest margin (4)		2.47%	(1)			2.40%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.58%				121.27%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.